Exhibit 4.25

To:	Aral Sea Shipping S.A.

80 Broad Street

Monrovia

Liberia

- and -

Box Ships Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

MH 96960 The Marshall Islands

From:	UniCredit Bank AG

7 Heraklitou Street

106 73 Athens

Greece

Dear Sirs

27 October 2011

Loan Agreement dated 17 May 2011 (the “Loan Agreement”) made between Aral Sea Shipping S.A. as borrower and UniCredit Bank AG as lender (the “Lender”) in respect of a loan facility of up to Thirty two million eight hundred thousand Dollars ($32,800,000)

We refer to the Loan Agreement.

We also refer to the guarantee dated 17 May 2011 (the “Guarantee”) made between (i) Box Ships Inc. as guarantor and (ii) the Lender.

Words and expressions defined in the Loan Agreement and the Guarantee shall have the same meanings when used in this Letter.

Pursuant to discussions between us, we have agreed that the Loan Agreement and the Guarantee shall be amended as follows:

A.	Specific Amendments to Loan Agreement.

(a)	by deleting the figure “10” before the word “days” and replacing it with the figure “5” in the definition of “Dividend Declaration Date” in Clause 1.1 thereof.

B.	Specific Amendments to the Guarantee.

(a)	by deleting the definition of “Six Months’ Debt Service” in Clause 1.2 thereof in its entirety;

(b)	by deleting the words “the Six Months’ Debt Service” and replacing them with the figure “$10,000,000” and by deleting the words “Earnings Account and any other interest bearing accounts with the Lender” and replacing them with the words “Retention Account” in Clause 12.3 (a) thereof;

(c)	by deleting Clause 12.7(d) in its entirety; and

(d)	by deleting the word “and” at the end of Clause 12.7(c) thereof and by adding it at the end of Clause 12.7(b).

Save for the above amendments and any consequential changes, all of the other provisions of the Loan Agreement and the Guarantee shall continue to remain in full force and effect.

We further confirm that the Loan Agreement and the Finance Documents (as defined therein) shall be amended (with effect from the date of this Letter) as follows:

(a)	by construing all references throughout the Loan Agreement to “this Agreement” and all references in the Finance Documents (other than the Loan Agreement) to the “Loan Agreement” as references to the Loan Agreement as amended and supplemented by this Letter; and

(b)	by construing all references to the “Finance Documents” in the Loan Agreement and each of the other Finance Documents as references to the Finance Documents as amended and supplemented by this Letter.

This Letter shall be governed by and construed in accordance with English law.

Please confirm your acceptance to the foregoing terms by signing the acceptance at the foot of this Letter.

Yours faithfully

/s/ ANASTASIA KERPINIOTI /s/ PERICLES LYKOUDIS
ANASTASIA KERPINIOTI	PERICLES LYKOUDIS
for and on behalf of UNICREDIT BANK AG

We hereby acknowledge receipt of the above letter and confirm our agreement and acceptance the terms thereof.

/s/ MARIA STEFANOU
MARIA STEFANOU
Attorney-in-Fact for and on behalf of ARAL SEA SHIPPING S.A.

Date: 27 October 2011

/s/ MARIA STEFANOU /s/ ROBERT PERRI
MARIA STEFANOU ROBERT PERRI
Attorneys-in-Fact for and on behalf of BOX SHIPS INC.

Date: 27 October 2011

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